Exhibit 21

AMGEN INC.

STATE OR OTHER
SUBSIDIARY	JURISDICTION OF
(Name under which	INCORPORATION
subsidiary does business)	OR ORGANIZATION

Immunex Corporation	Washington
Amgen Manufacturing, Limited	Bermuda
Amgen USA Inc.	Delaware

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